UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
September 30, 2013
Date of Report
(Date of earliest event reported)

Cornerstone OnDemand, Inc.
(Exact name of registrant as specified in its charter)
Commission File Number 001-35098

Delaware	13-4068197
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
1601 Cloverfield Blvd.
Suite 620 South
Santa Monica, CA 90404
(Address of principal executive offices, including zip code)

(310) 752-0200 (Registrant’s telephone number, including area code) (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)    Director Resignation
Effective September 30, 2013, Robert D. Ward resigned from the Board of Directors (the “Board”) of Cornerstone OnDemand, Inc. (the “Company”). Mr. Ward’s resignation is not the result of any disagreement with the Company relating to the Company’s operations, policies or practices.
(d)    Appointment of New Director
Effective September 30, 2013, the Board appointed Joseph P. Payne to serve as a member of the Board. Mr. Payne will serve in the class of directors whose term expires at the annual meeting of stockholders to be held in 2015. In addition, Mr. Payne was appointed as a member of the compensation committee of the Board (the “Compensation Committee”) and nominating and corporate governance committee of the Board (the “Nominating Committee”), in each case effective as of September 30, 2013.
Mr. Payne, age 48, served as chief executive officer and a member of the board of directors of Eloqua, Inc., a marketing automation company, from June 2007 until its acquisition by Oracle Corporation in February 2013. Mr. Payne also served as Eloqua’s chairman of the board of directors from August 2011 until February 2013, its president from June 2007 to September 2012, and as its interim president and chief executive officer from January 2007 to June 2007. In October 2006, Mr. Payne served as president of Qualys, Inc., a provider of cloud security and compliance solutions. From April 2005 to October 2006, Mr. Payne served as president and chief operating officer of iDefense, a VeriSign, Inc. company. Mr. Payne currently serves on the board of directors of Dealertrack Technologies, Inc. Mr. Payne holds an A.B. in Public Policy and an M.B.A. from Duke University.
In connection with his appointment to the Board, Mr. Payne was granted an option to purchase 12,000 shares of common stock of the Company and a restricted stock unit award covering 2,500 shares of common stock of the Company. The shares subject to the option will vest over three years, with 1/3 of the shares subject to the option vesting on the first anniversary of the grant date, and the remaining shares vesting equally over the next two years on a monthly basis, subject to Mr. Payne’s continued service on the Board on each applicable vesting date. The shares covered by the restricted stock unit award shall vest over a three year period, with 1/3 of the total number of shares covered by the restricted stock unit award to vest on each of the first, second and third anniversaries of the grant date, subject to Mr. Payne’s continued service on the Board on each applicable vesting date. The option is subject to the terms and conditions of the Company’s 2010 Equity Incentive Plan and its related option agreement, and the restricted stock unit award is subject to the terms and conditions of the Company’s 2010 Equity Incentive Plan and its related restricted stock unit award agreement. In addition, on the date of each annual meeting of stockholders, the Company expects to grant Mr. Payne an option to purchase shares of common stock of the Company and restricted stock unit award covering shares of common stock of the Company with a combined target value of $200,000 using Black-Scholes methodology, with approximately 2/3 of the target value granted in the form of an option and 1/3 of the target value granted in the form of restricted stock units, in each case based on Mr. Payne continuing service on the Board as of such date. Each annual option and restricted stock unit award will vest on the first anniversary of the date of grant. Mr. Payne will also receive an annual retainer of $35,000 for his service on the Board, an annual retailer of $3,000 for his service on the Compensation Committee and an annual retainer of $2,500 for his service on the Nominating Committee.
In addition, Mr. Payne has executed the Company’s standard form of indemnification agreement, a copy of which has been filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-169621) filed with the Securities and Exchange Commission on December 17, 2010.
Exhibit No.    Description

99.1	Press release dated as of October 4, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cornerstone OnDemand, Inc.

/s/ Adam Weiss
Adam J. Weiss
General Counsel
Date: October 4, 2013

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated as of October 4, 2013.